Exhibit 99.1

BPO MANAGEMENT SERVICES DIVESTS ITS CANADIAN OPERATIONS

Anaheim, CA, August 5, 2009 – BPO Management Services, Inc., “BPOMS” (OTCBB: HAXS), a leading full-service business process outsourcing company focused on serving middle-market enterprises, today announced that it sold its Canadian subsidiary, BPO Management Services, Ltd. to CriticalControl Solutions Corp., (TSX:CCZ).  The transaction closed July 31, 2009.  CriticalControl enables its clients to increase operational performance through the better control of critical business information.

Patrick Dolan, chief executive officer of BPOMS, said, "Disposing of our Canadian operations is indicative of our decision to focus on our core strengths in information technology outsourcing and our managed services offerings for healthcare benefits administration, finance and accounting, and human resources.  We believe that our growth opportunities in these areas are the keys for putting BPOMS on the right track for growth and profitability.  Accordingly, we have organized our management team and internal operations around supporting these businesses, and are looking to each of them for growth in the coming years.”

The company said that the sale of its Canadian subsidiary included a cash payment of 100,000 Canadian Dollars.  In addition, the Canadian subsidiary, with the backing of the buyer, will continue to be responsible for its liabilities, which currently total approximately $4.7 million Canadian Dollars.  In accordance with Generally Accepted Accounting Principles, the company said that it will present the Canadian financial results as discontinued operations for the period ending June 30, 2009.

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, healthcare payer outsourcing and claims administration, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on investment from their in-house workforce. For more information, please visit http://www.bpoms.com

Forward-Looking Statements
Statements that are not purely historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption “Risk Factors” in BPOMS’ Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

Company Contact:
BPO Management Services, Inc.
Patrick Dolan, Chairman & CEO
patrick.dolan@bpoms.com